Exhibit 5.1

[Letterhead of Jenkens & Gilchrist]

May 3, 2004

Fossil, Inc.
2280 North Greenville Avenue
Richardson, Texas 75082

Re:    Registration Statement on Form S-3 (No. 333-113868)

Ladies and Gentlemen:

Fossil, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") on March 23, 2004. Such Registration Statement relates to the sale by certain stockholders of the Company (the "Selling Stockholders") of an aggregate of 4,350,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), plus an additional 652,000 shares of Common Stock subject to the exercise of an over-allotment option to be granted by the Selling Stockholders (collectively, the "Shares").

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, (ii) copies of resolutions of the Board of Directors of the Company authorizing the Registration Statement, (iii) the Registration Statement and all exhibits thereto, and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing examination, we are of the opinion that the Shares to be sold by the Selling Stockholders in the offering, as described in the Prospectus forming a part of the Registration Statement, have been duly and validly authorized for issuance and the Shares, when sold by the Selling Stockholders in the manner stated in the Prospectus constituting a part of the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,
JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION

By:	/s/ RONALD J. FRAPPIER Ronald J. Frappier, Esq.